As filed with the Securities and Exchange Commission on September 2, 2022

File No. 333-224222

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NioCorp Developments Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	98-1262185 (I.R.S. Employer Identification Number)

7000 South Yosemite Street
Suite 115
Centennial, Colorado 80112
(720) 639-4647

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
13th Floor
New York, New York 10011
(800) 624-0909

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher M. Kelly, Esq.

Andrew C. Thomas, Esq.
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENT AND
DEREGISTRATION OF SECURITIES

On April 10, 2018, NioCorp Developments Ltd., a British Columbia corporation (the “Company”), filed a registration statement on Form S-3, Registration No. 333-224222 (as amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission. The Registration Statement was declared effective on May 10, 2018.

The Registration Statement registered for resale by certain selling shareholders up to an aggregate of 31,744,959 common shares, without par value, of the Company (“Common Shares”), comprising:

(i) 6,358,766 Common Shares;

(ii) 7,027,040 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.85 per Common Share, which expired in February 2020 (the “Selling Shareholder Warrants”);

(iii) 890,670 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.90 per Common Share, which expired on March 31, 2020 (the “C$0.90 Warrants”);

(iv) 283,413 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.66 per Common Share, which expired on September 28, 2020 (the “C$0.66 Warrants”);

(v) 308,901 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.62 per Common Share, which expired on October 31, 2020 (the “C$0.62 Warrants”);

(vi) 355,132 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.54 per Common Share, which expired on December 6, 2020 (the “C$0.54 Warrants”);

(vii) 1,546,882 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.72 per Common Share, which expired on January 30, 2021 (the “January C$0.72 Warrants”);

(viii) 529,344 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.70 per Common Share, which expired on February 5, 2021 (the “C$0.70 Warrants”);

(ix) 541,435 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.69 per Common Share, which expired on February 7, 2021 (the “C$0.69 Warrants”);

(x) 1,058,872 Common Shares issuable upon exercise of Common Share purchase warrants, exercisable at C$0.72 per Common Share, which expired on April 5, 2021 (collectively with the Selling Stockholder Warrants, the C$0.90 Warrants, the C$0.66 Warrants, the C$0.62 Warrants, the C$0.54 Warrants, the January C$0.72 Warrants, the C$0.70 Warrants and the C$0.69 Warrants, the “Warrants”); and

(xi) 12,844,504 Common Shares issuable upon conversion of $5.1 million aggregate principal amount of a convertible security (the “Convertible Security”) issued to Lind Asset Management IV LLC.

The Common Shares, the Warrants and the Convertible Security were issued by the Company to such selling shareholders in private transactions.

The Company has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for resale pursuant to the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on September 2, 2022.

NIOCORP DEVELOPMENTS LTD.

By:	/s/ Neal Shah
Neal Shah
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

*	President, Chief Executive Officer (Principal
Mark A. Smith	Executive Officer and Authorized U.S. Representative)
and Executive Chairman of the Board of Directors
September 2, 2022
/s/ Neal Shah	Chief Financial Officer (Principal Financial and
Neal Shah	Accounting Officer)
September 2, 2022
*	Director
Michael Morris
September 2, 2022
*	Director
David C. Beling
September 2, 2022
*	Director
Anna Castner Wightman
September 2, 2022
*	Director
Nilsa Guerrero-Mahon
September 2, 2022
/s/ Fernanda Fenga	Director
Fernanda Fenga		September 2, 2022
/s/ Peter Oliver	Director
Peter Oliver

*	The undersigned, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 pursuant to the Powers of Attorney executed by the above-named directors and officers of the registrant, which were filed on behalf of such directors and officers with the Registration Statement on Form S-3.

By:	/s/ Neal Shah	September 2, 2022
Neal Shah
Attorney-in-Fact